Exhibit 99.1        Press Release dated April 27, 2017

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FIRST QUARTER 2017 RESULTS

Pleasanton, CA – April 27, 2017 -

● Net sales of $219.9 million increased 10% quarter-over-quarter
● Diluted net income per common share was $0.48
● Recorded Bargain Purchase Gain of $8.4 million or $0.18 per diluted common share
● Declared quarterly cash dividend of $0.21 per share

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its first quarter 2017 financial results. Unless otherwise stated, the Company’s results below, when referencing “recent acquisitions,” refer to the August 2016 acquisition of Multi Services Dêcoupe S.A. (“MS Decoupe”) and the January 2017 acquisitions of Gbo Fastening Systems AB (“Gbo Fastening Systems”) and CG Visions, Inc. (“CG Visions”). When referencing the "recent North America acquisition," the Company’s results below refer to the CG Vision acquisition; and when referencing "recent Europe acquisitions," refer to the MS Decoupe and Gbo Fastening Systems acquisitions.

First Quarter 2017 Consolidated Financial Highlights

Unless otherwise stated, the results announced below, when providing comparisons (which are generally indicated by words such as “increased,” “decreased,” "remained" or “compared to”), compare the results of operations for the three months ended March 31, 2017, against the results of operations for the three months ended March 31, 2016. Unless otherwise stated, the results announced below, when referencing “both quarters,” refer to the three months ended March 31, 2016 and the three months ended March 31, 2017. To avoid fractional percentages, all percentages presented below were rounded to the nearest whole number.

•	Net sales increased 10% to $219.9 million from $199.5 million. Recent acquisitions accounted for $12.6 million of the increase in net sales.

◦	Net sales to lumber dealers, dealer distributors and home centers increased, primarily due to increased home construction activity, while net sales to contractor distributors decreased.

◦
Wood construction product net sales, including sales of connectors, truss plates, fastening systems, fasteners and shearwalls, represented 87% and 86% of the Company's total net sales in the first quarters of 2017 and 2016, respectively.

◦
Concrete construction product net sales, including sales of adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 13% and 14% of the Company's total net sales in the first quarters of 2017 and 2016, respectively.

•	Gross profit increased to $100.2 million from $92.5 million. Gross profit margin was 46% in both quarters.

◦	Recent acquisitions had an average gross profit margin of 30%.

◦
Product group – The gross profit margins, including some inter-segment expenses, which were eliminated in consolidation, and excluding other expenses that are allocated according to product group, decreased to 47% from 48% for wood construction products and was 32% for both quarters for concrete construction products.

•
Research and development and engineering expense increased 15% to $13.1 million from $11.4 million, primarily due to an increase of $1.3 million in personnel costs, primarily related to the recent North America acquisition as well as the addition of staff and pay rate increases instituted on January 1, 2017, and a $0.4 million increase in stock-based compensation (see "Stock-based compensation" below), most of which occurred in North America. Recent acquisitions increased research and development and engineering expense by $1.1 million.

•
Selling expense increased 17% to $29.5 million from $25.2 million, primarily due to increases of $2.6 million in personnel costs, $1.1 million in advertising costs and $0.9 million in stock-based compensation, partly offset by decreases of $0.5 million in professional fees and $0.3 million in cash profit sharing and sales commissions expenses. Recent acquisitions increased selling expense by $1.8 million.

•
General and administrative expense increased 19% to $35.0 million from $29.3 million, primarily due to increases of $3.0 million in stock-based compensation, $3.0 million in legal and professional fees, mostly related to strategic initiatives such as software and systems integration and compensation and governance changes, $1.0 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2017, $0.6 million in software licensing and maintenance fees, $0.3 million in bad debt expense, and $0.2 million in intangible amortization expense related to recent acquisitions. That was partly offset by decreases of $1.4 million in cash profit sharing expense on lower operating income and reduced payouts under our executive officer cash profit sharing plan, $0.4 million in depreciation expense, and a $1.0 million decrease in net foreign currency losses. Recent acquisitions increased general and administrative expenses by $1.0 million.

•
The Company's effective income tax rate decreased to 25% from 38%. The decreases were primarily due to a non-recurring gain on a bargain purchase related to the Gbo Fastening Systems acquisitions (see "Gain on bargain purchase" below), which was not taxable, and the adoption of Financial Accounting Standards Board Update No. 2016-09 (“ASU 2016-09”) in 2017, which recognizes the excess tax benefits of stock-based awards as a reduction to income tax expense instead of the previous methodology which recorded the benefit on the balance sheet as a component of stockholders' equity.

•
Stock-based compensation – Stock-based compensation expense increased $5.1 million, primarily due to a $3.7 million increase from an updated retirement eligibility requirement for stock-based awards that were granted in February 2017, as well as a $1.6 million increase in expense related to 2017 awards, whose vesting is subject to achieving future performance goals. The updated retirement eligibility requirement increased the number of employees that were eligible for retirement and accelerated recognition of the expense related to those awards in the first quarter of 2017. For the 2017 awards, an expense was first recorded in the first quarter of 2017, whereas the expense related to similar awards in 2016 was first recorded in the second quarter of 2016. The acceleration of the recognition of the stock-based compensation expense in the first quarter of 2017 is expected to reduce the stock-based compensation expense related to the same awards in future periods through early fiscal 2021.

•
Gain on bargain purchase – On January 3, 2017, the Company acquired Gbo Fastening Systems, a Sweden limited company, for approximately $10.2 million. Gbo Fastening Systems manufactures and sells a complete line of CE-marked structural fasteners and unique fastener dimensioning software for wood construction applications currently sold mostly in northern and eastern Europe, which is expected to complement the Company's line of wood construction products in Europe. This transaction was recorded as a business combination in accordance with the business acquisition method. The Company recorded a preliminary bargain purchase gain of $8.4 million, which represents an estimate of the excess fair value of the net assets acquired and liabilities assumed over the consideration exchanged as of the acquisition date. The Company assessed the preliminary recognition and measurement of the assets acquired and liabilities assumed based on historical and pro forma data for future periods and concluded that its valuation procedures and resulting measures were reasonably appropriate. This non-recurring, non-operating income gain is included in the line item “Gain on bargain purchase of a business” in the results of operations below for the three months ended March 31, 2017.

•
Net income was $23.1 million compared to $16.3 million. Diluted net income per common share was $0.48 compared to $0.34. The increase in net income was primarily due to the non-recurring $8.4 million gain on a bargain purchase (see "Gain on bargain purchase" above), which increased diluted net income $0.18 per common share.

First Quarter 2017 Consolidated Financial Highlights by Segment

North America

•
Net sales increased 5%, mostly due to increased average net sales unit prices in the United States as well as an increase in sales volumes. Canada's net sales increased, primarily due to increased sales volumes on flat average net sales unit prices. Canada's net sales were not significantly affected by foreign currency translation. The recent North America acquisition increased net sales by $1.5 million.

•
Gross profit margin was 48% in both quarters, primarily due to a decrease in material costs, offset by increases in factory overhead, partly due to increases of $0.9 million in stock-based compensation (see "Stock-based compensation" above), labor, shipping and warehousing.

•
Research and development and engineering expense increased 15% to $11.8 million from $10.3 million, primarily due to an increase of $1.2 million in personnel costs, primarily related to the recent North America acquisition as well as the addition of staff and pay rate increases instituted on January 1, 2017, and a $0.3 million increase in stock-based compensation

(see "Stock-based compensation" above). The recent North America acquisition increased research and development and engineering expense by $1.1 million.

•
Selling expense increased $2.8 million, primarily due to increases of $1.1 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2017, $1.1 million in advertising costs, and $0.9 million in stock-based compensation, partly offset by decreases of $0.3 million in cash profit sharing and sales commissions expenses and $0.3 million in professional fees.

•
General and administrative expense increased $4.7 million, primarily due to increases of $2.8 million in legal and professional fees, $2.2 million in stock-based compensation, $0.8 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2017, $0.5 million in software licensing and maintenance fees, $0.2 million in intangible amortization expense, and $0.2 million in bad debt expense, partly offset by decreases of $0.9 million in cash profit sharing expense and $0.3 million in depreciation expense, as well as a $0.9 million decrease in net foreign currency losses. The recent North America acquisition increased general and administrative expense by $0.4 million.

Europe

•
Net sales increased 45%, mostly due to recent Europe acquisitions. Recent Europe acquisitions had the effect of increasing net sales by $11.1 million, which was offset by the negative effects of approximately $1.3 million in foreign currency translations, primarily related to the weakening of the British pound against the United States dollar in the latter half of 2016.

•	Gross profit margin decreased to 32% from 36%, primarily due to recent Europe acquisitions. Recent Europe acquisitions had an average gross profit margin of 21%.

•
Selling expense increased $1.4 million, primarily due to an increase of $1.3 million in personnel costs, mostly related to the addition of staff, partly offset by a decrease of $0.3 million in professional fees. Recent Europe acquisitions increased selling expense by $1.7 million.

•
General and administrative expense increased $1.1 million, primarily due to increases of $0.3 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2017, $0.2 million in stock-based compensation, and $0.2 million in in software licensing and maintenance fees. Recent Europe acquisitions increased general and administrative expense by $0.6 million.

Asia/Pacific

•
For information about the Company's Asia/Pacific segment, which it believes is not significant to overall performance, please refer to the additional financial data of the Company for the three months ended March 31, 2017 and 2016, below.

Administrative and All Other

•	General and administrative expenses decreased, primarily due to a decrease of $0.7 million in cash profit sharing expense, partly offset by an increase of $0.6 million in stock-based compensation.

Business Outlook

Based on current information and subject to future events and circumstances, the Company currently estimates:

•	Market prices for steel to remain relatively stable during the second quarter of 2017.

•	Gross profit margin for the full-year of 2017 to be approximately 45% to 46%.

•	The effective tax rate for the full-year of 2017 to be between 34% and 36%, which includes the non-recurring gain on a bargain purchase and the adoption of ASU 2016-09.

Company Developments

In April 2017, the Company’s Board of Directors declared a cash dividend of $0.21 per share, an increase of $0.03 per share, or 17%, over the last dividend, for stockholders of record as of July 6, 2017, payable on July 27, 2017.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, April 28, 2017, at 6:00 am Pacific Time. To participate, callers may dial 877-876-9177 (international callers may dial 785-424-1666). The call will be will also be broadcast live over the Internet accessible through the Company’s website at www.simpsonmfg.com.

For those unable to join for the live presentation, a replay of the webcast will be available for 30 days following the event, accessible through the Company’s website at www.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements above relating to events or results that may occur in the future are forward-looking statements, including but not limited to, statements regarding anticipated or estimated steel prices, gross profit margin, and effective tax rate. Forward-looking statements are necessarily speculative in nature, are based on numerous assumptions, and involve known and unknown risks, uncertainties and other factors (some of which are beyond the Company’s control) that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Those factors include, but are not limited to: (i) general economic cycles and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims, (iv) relationships with key customers; (v) materials and manufacturing costs; (vi) financial conditions of customers, competitors and suppliers; (vii) technological developments including software development; (viii) increased competition; (ix) changes in regulations or industry practices; (x) litigation risks, (xi) changes in market conditions; (xii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (xiii) changes in trade regulations; (xiv) effects of merger or acquisition activities; (xv) actual or potential takeover or other change-of-control threats; (xvi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xvii) other risks and uncertainties indicated from time to time in the Company’s filings with the SEC, including in the Company’s most recent Annual Report on Form 10-K under the heading “Item 1A - Risk Factors.” Each forward-looking statement contained in this document is specifically qualified in its entirety by the aforementioned factors. In light of the foregoing, investors are advised to carefully read this document in connection with the important disclaimers set forth above and are urged not to rely on any forward-looking statements in reaching any conclusions or making any investment decisions about the Company or its securities. Except as required by law, the Company does not intend and undertakes no obligation to update, revise or publicly release any updates or revisions to any forward-looking statements hereunder, whether as a result of the receipt of new information, the occurrence of future events, a change in circumstances or otherwise. We further do not accept any responsibility for any projections or reports published by analysts, investors or other third parties. The financial information set forth herein is presented on a preliminary unaudited basis; reviewed financial statements will be included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2017, when filed.

The Company's results of operations (unaudited) for the three months ended March 31, 2017 and 2016, respectively, were as follows:

	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2017	2016
Net sales	$219,867	$199,523
Cost of sales	119,711	107,000
Gross profit	100,156	92,523
Research and development and engineering expense	13,108	11,423
Selling expense	29,483	25,187
General and administrative expense	34,986	29,298
Gain on disposal of assets	(51)	(26)
Income from operations	22,630	26,641
Income in equity method investment, before tax	(28)	—
Interest expense, net	(189)	(235)
Gain on bargain purchase of a business	8,388	—
Income before taxes	30,801	26,406
Provision for income taxes	7,680	10,063
Net income	$23,121	$16,343
Earnings per common share:
Basic	$0.49	$0.34
Diluted	$0.48	$0.34
Weighted average shares outstanding:
Basic	47,616	48,297
Diluted	47,906	48,450
Cash dividend declared per common share	0.18	0.16
Other data:
Depreciation and amortization	$8,363	$7,437
Pre-tax equity-based compensation expense	$7,976	$2,750

The Company's financial position (unaudited) as of March 31, 2017 and 2016, and December 31, 2016, respectively, were as follows:

	March 31,		December 31,
(Amounts in thousands)	2017	2016	2016
Cash and cash equivalents	$167,059	$232,028	$226,537
Trade accounts receivable, net	148,506	135,123	112,423
Inventories	256,271	210,787	232,274
Other current assets	13,744	13,284	14,013
Total current assets	585,580	591,222	585,247
Property, plant and equipment, net	250,465	216,660	232,810
Goodwill	135,113	125,614	124,479
Other noncurrent assets	47,042	35,465	37,438
Total assets	$1,018,200	$968,961	$979,974
Trade accounts payable	$38,219	$29,023	$27,674
Capital lease obligation - current portion	521	—	—
Other current liabilities	84,821	70,523	81,122
Total current liabilities	123,561	99,546	108,796
Other long-term liabilities - net of current portion	7,686	5,159	5,336
Stockholders' equity	886,953	864,256	865,842
Total liabilities and stockholders' equity	$1,018,200	$968,961	$979,974

Additional financial data of the Company (unaudited) for the three months ended March 31, 2017 and 2016, respectively, were as follows:

	Three Months Ended
	March 31,		%
(Amounts in thousands)	2017	2016	change*
Net Sales by Reporting Segment
North America	$183,772	$174,454	5%
Europe	34,381	23,698	45%
Asia/Pacific	1,714	1,371	25%
Total	$219,867	$199,523	10%
Net Sales by Product Group**
Wood Construction	$190,877	$171,777	10%
Concrete Construction	28,817	27,745	4%
Other	173	1	N/M
Total	$219,867	$199,523	10%
Gross Profit (Loss) by Reporting Segment
North America	$88,990	$83,713	6%
Europe	11,056	8,562	29%
Asia/Pacific	129	306	(58)%
Administrative and all other	(19)	(58)	67%
Total	$100,156	$92,523	8%
Income (Loss) from Operations
North America	$26,767	$30,452	(12)%
Europe	(1,835)	(1,618)	(13)%
Asia/Pacific	(195)	155	(226)%
Administrative and all other	(2,107)	(2,348)	10%
Total	$22,630	$26,641	(15)%

*	Unfavorable percentage changes are presented in parentheses.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.